Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES 2010 EARNINGS GUIDANCE

January 5, 2010 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced a 2010 earnings estimate of $0.85 to $1.05 per fully diluted share, before discontinued operations.

Stuart M. Brightman, President and Chief Executive Officer, stated “The 2010 guidance reflects our expectation of earnings growth in our Fluids Division, our Maritech segment, and our Production Enhancement Division. We have based these forecasts  of improved results on a number of factors and assumptions, including our expectation of a modest recovery in our domestic markets, our continuing belief that future growth in the Gulf of Mexico will be focused toward deepwater services, and our continued commitment to international expansion. In addition, we anticipate strong market activity in 2010 for the Offshore Services segment.

“For our Fluids Division, the midrange 2010 estimates of $330 million in revenues and $50 million in pretax profits would represent an improvement over our anticipated 2009 results. This forecasted improvement is driven by our expectation of an increase in demand for our Gulf of Mexico deepwater services, a continued increase in activity relative to our Petrobras contract in Brazil, and a positive impact from our El Dorado plant. We have discussed our progress on each of these key initiatives over the last several years, and I am pleased that they are coming to fruition in 2010, in-line with our expectations. Our plant in El Dorado commenced initial production during the fourth quarter of 2009, and production is expected to continue to ramp-up throughout 2010. In addition, we have successfully completed the renegotiation of several agreements relating to our El Dorado facility with Chemtura, and the bankruptcy court approved the amendment and assumption of these contracts on December 8, 2009.

“For the TETRA Offshore Services segment, we are estimating midranges of $320 million in revenues and $55.5 million in pretax profits in 2010. These estimates are lower than the segment’s anticipated record 2009 earnings, which are expected to exceed any prior year’s earnings by a significant amount. We anticipate that the market for Offshore Services will continue to be very robust in 2010, but that it will generate somewhat less activity for this segment than it did in 2009. The main factors driving our success in 2009 were a very favorable combination of projects secured on a discrete service basis and an integrated service basis for repair work on structures that suffered damage during Hurricane Ike, close to full utilization of our major assets for a significant portion of the year, and excellent weather conditions in the Gulf of Mexico. While we expect 2010 demand to be strong, it is unlikely that each of these variables will fall into perfect alignment as they did in 2009. We will continue to invest in this business in order to augment our offerings, and to support ongoing demand for the segment. In addition, we will continue to evaluate opportunities to expand Offshore Services into markets outside the U.S.

“We are estimating midranges of $210 million in revenues and $22 million in pretax profits for our Maritech segment in 2010. Maritech’s 2010 production is expected to average 50 to 55 MMcfe/day (one barrel equals six Mcf), versus average production during the first nine months of 2009 of 51 MMcfe/day. The anticipated 2010 production is derived from our expectation of resumed production from two fields that are currently shut-in due to downstream pipeline problems, and from the impact of property development activities undertaken in late 2009 and planned for early 2010. Maritech currently has 20,000 MMBtu/day of natural gas hedged at a weighted average price of $8.15 per MMBtu, and 2,000 barrels/day of oil hedged at a weighted average price of $78.70 per barrel. Maritech’s 2010 earnings will include $22.8 million of non-cash revenue related to oil hedge positions on its 2010 production that were sold in 2009. While the cash from the sale of the hedges was received in 2009, under accounting rules, the revenue impact will be matched against the sales of 2010 production to which the hedges related. In addition, our earnings estimates for Maritech assume that unhedged oil will sell at an average of $70.75 per barrel and that unhedged gas will sell at an average of $5.75 per Mcf in 2010.

“We plan to continue with our strategy of aggressively reducing Maritech’s abandonment and decommissioning liabilities. Through September 30, 2009, we spent approximately $72 million on this activity, and we expect to spend an additional $73 million in 2010. We will evaluate the insurance market as we enter the 2010 hurricane season to determine whether we continue to self-insure Maritech’s assets against wind-storm damages. Regardless of the outcome of that evaluation, we will continue to focus on risk mitigation, and we intend to operate Maritech within its free cash flow in 2010.

“For the Production Enhancement Division, which includes the Production Testing and Compressco segments, we are estimating midranges of $190 million in revenues and $51 million in pretax profits in 2010. For the Production Testing segment, we anticipate that our domestic testing business will slowly improve in 2010 from 2009 levels following the recent improvements in natural gas prices. The expected increase in domestic activity will be heavily weighted toward the various shale plays, but we do anticipate a slight recovery in traditional segments as well. Our earnings estimates for Production Testing assume an average price of $5.75 per Mcf for natural gas during 2010. We will continue to invest in Production Testing’s international expansion, building on the successes we have achieved in certain international markets over the last several years.

“We previously filed a preliminary Form S-1 related to the anticipated Compressco MLP, and that filing is still active. Consequently, we cannot elaborate on our expectations for Compressco’s 2010 performance. We will evaluate the timing of the Compressco MLP strategy over the next several quarters based on the performance of the capital markets and Compressco’s results.

“Similar to last year, we are not providing quarterly earnings guidance for 2010. We do expect that typical seasonal patterns will impact 2010 results, and that Offshore Services will perform most strongly in the second and third quarters, and the Fluids Division will benefit from strong demand in Europe during the second quarter. Some of the assumptions on which we have based the 2010 guidance are:

•	a normal amount of weather-related downtime for Gulf of Mexico operations;

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•	an average Gulf of Mexico rig count of 42;
•	an average U.S. rig count of 1,200;
•	an average international rig count of 950;
•	an average unhedged oil price of $70.75 per barrel; and
•	an average unhedged gas price of $5.75 per Mcf.

“During 2009, we exceeded our debt reduction goals. I am very gratified that the capital constraints and other spending controls we implemented were successful in helping us to achieve that objective. We expect to achieve free cash flow of approximately $100 million in 2010. A forecast of 2010 capital spending by segment is included in the tables that follow the text portion of this release. Our projected generation of cash will give us increased flexibility to grow, both organically and through acquisitions, as those opportunities present themselves,” concluded Brightman.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning financial guidance, estimated revenues and earnings, estimated earnings per share, projected growth, expected benefits from our agreements and long-term investments, expected benefits from our cost reduction initiatives, expected benefits from the settlement of insurance claims, expected results of operational business segments for 2010, the expected impact of current economic and capital market conditions on the oil and gas industry and our operations, statements regarding our beliefs, expectations, plans, including the previously announced plan to form a master limited partnership, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

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DIVISIONAL ESTIMATES (continuing operations)
(in millions)		Profit Before
	Revenues	Tax (PBT)	Cash CapEx(1)		DD&A(2)

Fluids Division	$320.0 - 340.0	$46.5 - 53.5	$21.0		$25.0

Offshore Services	$305.0 - 335.0	$52.0 - 59.0	$22.0		$17.0
Maritech	$200.0 - 220.0	$19.0 - 25.0	$56.0	(3)	$94.0
Intersegment eliminations	($68.0)	-	-		-
Offshore Division	$437.0 - 487.0	$71.0 - 84.0	$78.0		$111.0

Production Enhancement Division	$180.0 - 200.0	$48.0 - 54.0	$28.0		$30.0

Operating divisions total	$937.0 - 1,027.0	$165.5 - 191.5	$127.0		$166.0

(1) Excludes $2.7 million of Corporate.
(2) Excludes $3.4 million of Corporate.
(3) Does not include $73.2 million of net cash for Maritech WA&D activities, which are not classified as CapEx.

CONSOLIDATED ESTIMATE (continuing operations)
(in millions, except per share amounts)
	TETRA Earnings Guidance Range

Operating profit (divisional PBT)	$165.5	$191.5
Corporate overhead	($46.0)	($48.0)
Net interest and other expenses	($18.0)	($18.0)
TETRA income before taxes	$101.5	$125.5
Provision for income taxes (35.3%)	($35.8)	($44.3)
Net income	$65.7	$81.2
Fully diluted shares outstanding	77.0	77.0
Per share earnings	$0.85	$1.05

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com

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